COMMAND SECURITY CORPORATION

               EXHIBIT 11 - COMPUTATION OF INCOME PER SHARE OF COMMON STOCK

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
                                                            Years Ended March 31,
                                                     -----------------------------------
                                                        1997        1996        1995
Net income/(loss) applicable to
  common shareholders                                $  321,000  $  392,190  $(2,983,823)(A)
Preferred stock dividends                               129,030     119,460          -0-
                                                     ----------  ----------  -----------
Net income/(loss) - fully diluted                    $  450,030  $  511,650  $(2,983,823)(B)
                                                     ==========  ==========  ===========
Weighted average number of common shares
  issued and outstanding (1)                          6,955,548   6,663,986    4,274,657
Incremental shares attributable to assumed exercise
  of stock options and warrants - primary (2)               -0-         -0-          -0-
Incremental shares attributable to assumed exercise
  of stock options and warrants - fully diluted (3)     978,500     906,100       93,092
Weighted average number of common shares -
  primary (1) + (2)                                   6,955,548   6,663,986    4,274,657(C)
Weighted average number of common shares -
  fully diluted (1) + (3)                             7,934,048   7,570,086    4,367,749(D)
Income/(loss) per common and common
  equivalent share - primary                         $      .05  $      .06  $      (.70)(A/C)
Income/(loss) per common and common
  equivalent share - fully diluted                   $      .06  $      .07  $      (.68)(B/D)
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